Exhibit 99.2

TRADE STREET RESIDENTIAL, INC.

TRADE STREET RESIDENTIAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

(unaudited)

	June 30, 2015	December 31, 2014
ASSETS
Real estate assets
Land and improvements	$91,190	$88,766
Buildings and improvements	477,602	464,002
Furniture, fixtures, and equipment	16,168	15,774

	584,960	568,542
Less accumulated depreciation	(34,916)	(27,475)

Net investment in operating properties	550,044	541,067
Real estate assets held for sale	2,702	3,492

Net real estate assets	552,746	544,559

Other assets
Cash and cash equivalents	8,047	13,308
Restricted cash and lender reserves	3,020	2,590
Deferred financing costs, net	4,140	4,599
Intangible assets, net	440	588
Prepaid expenses and other assets	2,014	2,475
Assets related to real estate assets held for sale	549	549

	18,210	24,109

TOTAL ASSETS	$570,956	$568,668

LIABILITIES
Indebtedness	$359,406	$344,756
Accrued interest payable	870	887
Accounts payable and accrued expenses	6,367	7,531
Dividends payable	3,719	3,709
Security deposits, deferred rent and other liabilities	1,995	1,783

TOTAL LIABILITIES	372,357	358,666

Commitments & contingencies

STOCKHOLDERS’ EQUITY
Class A preferred stock; $0.01 par value; 423 shares authorized at both June 30, 2015 and December 31, 2014	—	—
Common stock, $0.01 par value per share; 1,000,000 authorized; 36,800 and 36,699 shares issued and outstanding at June 30, 2015 and December 31, 2014, respectively	368	367
Additional paid-in capital	267,827	274,733
Accumulated deficit	(84,226)	(80,417)

TOTAL STOCKHOLDERS’ EQUITY - TRADE STREET RESIDENTIAL, INC.	183,969	194,683
Noncontrolling interest	14,630	15,319

TOTAL STOCKHOLDERS’ EQUITY	198,599	210,002

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$570,956	$568,668

The accompanying notes are an integral part of these condensed consolidated financial statements.

TRADE STREET RESIDENTIAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Property revenues
Rental revenue	$14,602	$13,233	$28,715	$23,499
Other property revenues	1,669	1,420	3,185	2,564

Total property revenues	16,271	14,653	31,900	26,063

Property expenses
Property operations and maintenance	4,253	4,279	8,169	7,649
Real estate taxes and insurance	2,372	2,310	4,809	4,241

Total property expenses	6,625	6,589	12,978	11,890

Other expenses
General and administrative	1,590	2,318	3,678	4,413
Management transition expenses	—	250	—	9,291
Interest expense	3,495	3,318	6,889	6,191
Depreciation and amortization	4,010	5,747	7,894	10,467
Development and pursuit costs	7	94	10	139
Acquisition and recapitalization costs	3,117	136	3,270	1,641
Amortization of deferred financing costs	229	236	458	552
Loss on early extinguishment of debt	—	—	—	1,629

Total other expenses	12,448	12,099	22,199	34,323

Other income	15	1	15	44
Income from unconsolidated joint venture	—	10	—	1
Impairment associated with land holdings	(790)	—	(790)	—

Net loss	(3,577)	(4,024)	(4,052)	(20,105)
Net loss allocated to noncontrolling interest	214	242	243	1,341
Dividends declared and accreted on preferred stock	—	(231)	—	(459)
Adjustments attributable to participating securities	—	14	—	30

Net loss attributable to common stockholders	$(3,363)	$(3,999)	$(3,809)	$(19,193)

Loss per common share - basic and diluted	$(0.09)	$(0.11)	$(0.10)	$(0.56)

Weighted average number of shares - basic and diluted	36,538	36,452	36,528	34,112

The accompanying notes are an integral part of these condensed consolidated financial statements.

TRADE STREET RESIDENTIAL, INC.

CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

SIX MONTHS ENDED JUNE 30, 2015

(in thousands)

(unaudited)

	Trade Street Residential, Inc.
					Additional Paid-in Capital
	Preferred Stock		Common Stock			Accumulated Deficit	Noncontrolling Interests	Total Equity
	Shares	Amount	Shares	Amount
Equity balance, January 1, 2015	—	$—	36,699	$367	$274,733	$(80,417)	$15,319	$210,002
Resale registration statement costs	—	—	—	—	(78)	—	—	(78)
Net loss	—	—	—	—	—	(3,809)	(243)	(4,052)
Distributions to stockholders and unit holders	—	—	—	—	(6,982)	—	(446)	(7,428)
Stock-based compensation, net of forfeitures	—	—	101	1	213	—	—	214
Surrender of shares to cover tax withholding of stock compensation	—	—	—	—	(59)	—	—	(59)

Equity balance, June 30, 2015	—	$—	36,800	$368	$267,827	$(84,226)	$14,630	$198,599

The accompanying notes are an integral part of this condensed consolidated financial statement.

TRADE STREET RESIDENTIAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Six Months Ended June 30,
	2015	2014
Cash flows from operating activities:
Net loss	$(4,052)	$(20,105)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	7,894	10,467
Impairment associated with land holdings	790	—
Amortization of tax abatement	149	176
Amortization of deferred financing costs	458	552
Loss on early extinguishment of debt	—	1,629
Non-cash compensation from conversion of Class B contingent units into common OP Units	—	2,453
Stock compensation	214	3,497
Income of unconsolidated joint venture	—	(1)
Interest accrued on related party receivable	—	(15)
Net changes in assets and liabilities:
Restricted cash and lender reserves	(952)	529
Prepaid expenses and other assets	410	3,711
Accounts payable, accrued expenses and accrued interest payable	(1,182)	349
Due to related parties	—	(119)
Security deposits, deferred rent and other liabilities	214	585

Net cash provided by operating activities	3,943	3,708

Cash flows from investing activities:
Insurance proceeds received	540	—
Cash distributions received from unconsolidated joint venture	50	101
Payments for acquisitions of real estate communities	(15,000)	(135,098)
Payments for improvements of real estate communities	(1,889)	(1,720)
Deconsolidation of variable interest entity	—	(148)

Net cash used in investing activities	(16,299)	(136,865)

Cash flows from financing activities:
Proceeds from issuance of common stock, net of offering costs	(78)	147,220
Proceeds from indebtedness	15,000	134,750
Repayments of indebtedness	(350)	(137,694)
Payments of deferred loan costs	—	(3,596)
Prepayment fees for early extinguishment of debt	—	(706)
Distributions to stockholders and unitholders	(7,418)	(5,021)
Decrease in related party receivable	—	842
Shares surrendered for payment of withholding taxes	(59)	(1,010)

Net cash provided by financing activities	7,095	134,785

Net change in cash and cash equivalents	(5,261)	1,628
Cash and cash equivalents at beginning of period	13,308	9,037

Cash and cash equivalents at end of period	$8,047	$10,665

Supplemental Disclosure of Cash Flow Information:

Cash paid during the period for interest.	$6,906	$6,131

Supplemental Disclosure of Non-Cash Investing & Financing Activities:
Note payable issued as consideration for purchase of business	$—	$103,325
Stock issued in connection with rights offering	$—	$7,500
Acquisition consideration payable in preferred stock	$—	$294

The accompanying notes are an integral part of these condensed consolidated financial statements.

TRADE STREET RESIDENTIAL, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE A—NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Trade Street Residential, Inc. (the “Company” or “TSRE”), formerly Feldman Mall Properties, Inc. (the “Predecessor”), is a Maryland corporation that qualifies and has elected to be taxed as a real estate investment trust (“REIT”) for U.S. federal income tax purposes. The Company conducts substantially all of its operations through Trade Street Operating Partnership, LP (the “Operating Partnership”). The Company’s condensed consolidated financial statements as of and for the three and six months ended June 30, 2015 and 2014 represent the combination of certain real estate entities and management operations under common control that were contributed to the Company on June 1, 2012 in a transaction accounted for as a reverse recapitalization (the “2012 Recapitalization”), as it was a capital transaction in substance, rather than a business combination, with no goodwill being recorded. For accounting purposes, the legal acquiree (the Company) was treated as the continuing reporting entity that acquired the legal acquirer (the Predecessor).

The Company completed its initial public offering in May 2013. On January 16, 2014, the Company completed a subscription rights offering (the “Rights Offering”) to the Company’s existing stockholders and on March 19, 2015, pursuant to certain contractual obligations, the Company filed a Registration Statement (the “Resale Registration Statement”) on Form S-3 with the Securities and Exchange Commission (“SEC”) that provides certain stockholders with the ability to sell, or otherwise transfer, from time to time, up to 9,316,055 shares of our common stock. The Resale Registration Statement became effective April 2, 2015 (see Note F – “Common Stock Offerings”).

The Company is engaged in the business of acquiring, owning, operating and managing high quality, conveniently located apartment communities in mid-sized cities and suburban submarkets of larger cities primarily in the southeastern United States, including Texas.

As of June 30, 2015, the Company owned 4,989 apartment units in 19 communities. The Company’s revenues are primarily derived from rents received from residents in its apartment communities. Under the terms of those leases, residents are obligated to reimburse the Company for certain utility costs. These utility reimbursements are recorded as other property revenues in the consolidated statements of operations.

The Company, through its affiliates, actively manages the acquisition and operations of its real estate investments.

Merger with Independence Realty Trust, Inc.

On May 11, 2015, the Company announced that, after conducting a thorough review of strategic alternatives, the Company and the Operating Partnership entered into a definitive agreement (the “Merger Agreement”) with Independence Realty Trust, Inc., a Maryland corporation (“IRT”), Independence Realty Operating Partnership, LP, a Delaware limited partnership and a subsidiary of IRT (“IRT OP”), IRT Limited Partner, LLC, a Delaware limited liability company and a wholly-owned subsidiary of IRT (“IRT LP LLC”), and Adventure Merger Sub LLC, a Delaware limited liability company and a wholly-owned subsidiary of IRT OP (“OP Merger Sub”), pursuant to which OP Merger Sub will be merged with and into the Operating Partnership, with the Operating Partnership surviving as a wholly owned subsidiary of IRT OP (the “Partnership Merger”), and TSRE will be merged with and into IRT LP LLC, with IRT LP LLC surviving as a wholly-owned subsidiary of IRT (the “Company Merger” and collectively with the Partnership Merger, the “Merger”).

At the effective time of the Company Merger and in accordance with the Merger Agreement, each share of the Company’s common stock issued and outstanding immediately prior to the effective time of the Company Merger shall be converted automatically into the right to receive, subject to certain adjustments, (i) an amount in cash equal to $3.80 (provided that IRT may elect prior to the closing of the Merger to increase the per share cash amount up to $4.56) (such cash amount, the “Per Share Cash Amount”), and (ii) a number of shares of IRT’s common stock equal to the quotient determined by dividing (a) $7.60 less the Per Share Cash Amount, by (b) $9.25, and rounding the result to the nearest 1/10,000 (the “Exchange Ratio”). At the effective time of the Partnership Merger, each OP Unit, issued and outstanding immediately prior to the effective time of the Partnership Merger and owned by a party other than the Company or one of its subsidiaries will be converted automatically into the right to receive (i) an amount in cash equal to the Per Share Cash Amount, and (ii) a number of common units of limited partnership interest in IRT OP equal to the Exchange Ratio.

The transaction has been approved by the Company’s Board of Directors. Completion of the transaction, which is currently expected to occur in the third quarter of 2015, is contingent upon customary closing conditions, (i) the approval of the Merger by the affirmative vote of the Company’s stockholders, who will vote on the Company Merger at a special meeting to be held on September 15, 2015, and (ii) the approval of the issuance of shares of IRT common stock in connection with the Merger by the affirmative vote of a majority of the votes cast by holders of IRT’s common stock entitled to vote on the matter. The transaction is not contingent upon receipt of financing by IRT. However, the Company can provide no assurances that this transaction will close, or if it closes, that it will close in the timeframe or on the terms described herein. More information on the terms of the Merger was included in a Current Report on Form 8-K filed by the Company with the SEC on May 11, 2015.

The Company incurred recapitalization costs primarily consisting of financial advisory and legal expenses in support of our planned merger with IRT, which 5 would not have been incurred as part of normal operations, of $3.1 million and $3.2 million for the three and six months ended June 30, 2015, respectively. Recapitalization costs are charged to expense in the period incurred and are included in acquisition and recapitalization costs in the condensed consolidated statements of operations.

Summary of Significant Accounting Policies

Basis of Presentation: The accompanying interim condensed consolidated financial statements have been prepared by the Company’s management pursuant to the rules and regulations of the SEC and in accordance with U.S. generally accepted accounting principles (“GAAP”) for interim financial information and represent the assets and liabilities and operating results of the Company, the Operating Partnership and their wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation. Accordingly, certain information and footnotes required by GAAP for complete financial statements have been omitted. It is the opinion of management that all adjustments considered necessary for a fair presentation have been included, and that all such adjustments are of a normal recurring nature.

The consolidated results of operations for three and six months ended June 30, 2015 are not necessarily indicative of the results to be expected for the full year or any other period. The unaudited condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and related notes included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

Under Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) 810, “Consolidation,” when a reporting entity is the primary beneficiary of an entity that is a variable interest entity (“VIE”) as defined in FASB ASC 810, the VIE must be consolidated into the financial statements of the reporting entity. The determination of which owner is the primary beneficiary of a VIE requires management to make significant estimates and judgments about the rights, obligations, and economic interests of each interest holder in the VIE. A primary beneficiary has both the power to direct the activities that most significantly impact the VIE and the obligation to absorb losses or the right to receive benefits from the VIE.

During the first quarter of 2013, the Company began consolidation of a VIE that held a loan receivable from BSP/Sunnyside, LLC (“Sunnyside”), which owned undeveloped land located in Panama City, Florida. In December 2013, the Company initiated foreclosure proceedings, which were completed on March 10, 2014, with the Company obtaining title to the Sunnyside land parcel. Accordingly, the VIE was deconsolidated during the first quarter of 2014 due to lack of ongoing variable interest. The deconsolidation of Sunnyside did not have a material impact on the condensed consolidated financial statements of the Company.

Joint ventures in which the Company does not have a controlling interest but exercises significant influence are accounted for using the equity method, under which the Company recognizes its proportionate share of the joint venture’s earnings and losses in its results of operations.

The Company held a 50% interest in BSF/BR Augusta JV, LLC (the “Perimeter JV”), the owner of The Estates at Perimeter (“Perimeter”), a multifamily apartment community located in Augusta, Georgia, comprised of 240 garden-style apartment units contained in ten three-story residential buildings located on approximately 13 acres of land, which was accounted for under the equity method until the Company sold its interest in that operating property on December 10, 2014. As of December 31, 2014, the Company accrued a receivable of approximately $0.1 million relating to final funds due from Perimeter JV. During the second quarter of 2015, the Company received a portion of these funds which are included in net cash used in investing activities in the condensed consolidated statements of cash flows. The Company expects to receive the remaining amount due from Perimeter JV in the third quarter of 2015.

The Perimeter JV followed GAAP and its accounting policies were similar to those of the Company. The Company shared in profits and losses of the Perimeter JV in accordance with the Perimeter JV operating agreement, which was reported as income from unconsolidated joint venture in the Company’s consolidated statements of operations. The Company received operating cash distributions of $0.1 million during the six months ended June 30, 2014, but no contributions were made during that same period.

The following table summarizes the condensed consolidated financial information for the Perimeter JV for the periods presented:

	Three Months Ended	Six Months Ended
(in thousands)	June 30, 2014	June 30, 2014
Total property revenue	$701	$1,366
Net income	$20	$2
Company share of income from unconsolidated joint venture activities	$10	$1

Use of Estimates: The preparation of condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect amounts reported in these condensed consolidated financial statements and accompanying notes. The more significant estimates include those related to whether the carrying values of real estate assets have been impaired. While management believes that the estimates used are reasonable, actual results could differ from the estimates.

Acquisition of Operating Properties: The Company has accounted for acquisitions of its operating properties, consisting of multifamily apartment communities, as business combinations in accordance with GAAP. Estimates of fair value based on future cash flows and other valuation techniques are used to allocate the purchase price between land, buildings, building improvements, equipment, identifiable intangible assets such as in-place leases and tax abatements, and other assets and liabilities.

Transaction costs related to the acquisition of an operating property, such as broker fees, certain transfer taxes, legal, accounting, valuation, and other professional and consulting fees, are expensed as incurred and are included in acquisition and recapitalization costs in the condensed consolidated statements of operations.

Real Estate Assets: Real estate assets are stated at the lower of depreciated cost or fair value, if deemed impaired, as described below. Depreciation on real estate is computed using the straight-line method over the estimated useful lives of the related assets, generally 35 to 50 years for buildings, 2 to 15 years for long-lived improvements and 3 to 7 years for furniture, fixtures and equipment. Expenditures that enhance the value of existing real estate assets or substantially extend the lives of those assets are capitalized and depreciated over the expected useful lives of such enhancements. Expenditures necessary to maintain a real estate asset in ordinary operating condition are expensed as incurred.

Construction and improvement costs incurred in connection with the development of new properties or the redevelopment of existing properties are capitalized to the extent the total carrying value of the property does not exceed the estimated net realizable value of the completed property. Capitalization of these costs begins when the activities and related expenditures commence and ceases when the project is substantially complete and ready for its intended use, at which time the project is placed in service and depreciation commences. Real estate taxes, construction costs, insurance, and interest costs incurred during construction periods are capitalized. Capitalized real estate taxes and interest costs are amortized over periods which are consistent with the constructed assets. If the Company determines the completion of development or redevelopment is no longer probable, it expenses all capitalized costs which are not recoverable.

Real Estate Assets Held for Sale: The Company periodically classifies real estate assets, including land, as held for sale. An asset is classified as real estate assets held for sale after the Company’s Board of Directors commits to a plan to sell an asset, the asset is ready to be sold in its current condition, an active program to locate buyers has been initiated and the sale is expected to be completed in one year. Upon the classification of a real estate asset as held for sale, the carrying value of the asset is reported at the lower of net book value or estimated fair value, less costs to sell the asset. Real estate assets held for sale are stated separately in the accompanying condensed consolidated balance sheets. Subsequent to classifying an operating property as held for sale, no further depreciation expense is recorded. For periods beginning January 1, 2014, operating results from real estate assets held for sale are included in loss from continuing operations in the accompanying condensed statements of operations.

Impairment of Real Estate Assets: The Company periodically evaluates its real estate assets when events or circumstances indicate that the carrying amounts of such assets may not be recoverable. The Company assesses the recoverability of such carrying amounts by comparing the carrying amount of the property to its estimate of the undiscounted future operating cash flows expected to be generated over the holding period of the asset including its eventual disposition. If the carrying amount exceeds the aggregate undiscounted future operating cash flows, an impairment loss is recognized to the extent the carrying amount exceeds the estimated fair value of the property and is reported as a component of continuing operations. In estimating fair value, management uses appraisals, internal estimates, and discounted cash flow calculations, which maximizes inputs from a marketplace participant’s perspective.

Noncontrolling Interests: The Company accounts for noncontrolling interests in accordance with ASC Topic 810, “Consolidation.” ASC Topic 810, in conjunction with other applicable GAAP guidance, established criterion used to evaluate the characteristics of noncontrolling interests in consolidated entities to determine whether noncontrolling interests are classified and accounted for as permanent equity or “temporary” equity (presented between liabilities and permanent equity on the consolidated balance sheet). ASC Topic 810 also clarified the treatment of noncontrolling interests with redemption provisions. If a noncontrolling interest has a redemption feature that permits the issuer to settle in either cash or common shares at the option of the issuer but the equity settlement feature is deemed to be outside of the control of the issuer, then those noncontrolling interests are classified as “temporary” equity. At the periods presented, the Company had one type of noncontrolling interest related to the common unitholders of the Operating Partnership and this is presented as part of permanent equity (see Note F).

For periods beginning January 1, 2014, due to the conversion of all remaining contingent B units into common units (the “OP Units”) of the Operating Partnership as discussed in Note F, the Company allocates income and loss to noncontrolling interests based on the weighted-average common unit ownership interest in the Operating Partnership, which was 6.0% for each of the three months ended June 30, 2015 and 2014 and 6.0% and 6.4% for the six months ended June 30, 2015 and 2014, respectively.

Intangible Assets: The Company allocates the purchase price of acquired properties to net tangible and identified intangible assets (consisting of the value of in-place leases and any property tax abatement agreements) based on relative fair values. Fair value estimates are based on information obtained from a number of sources, including independent appraisals that may be obtained in connection with the acquisition or financing of the respective property and other market data.

The value of in-place leases is based on the difference between (i) the property valued with existing in-place leases adjusted to market rental rates and (ii) the property valued “as-if” vacant. As lease terms are typically one year or less, rates on in-place leases generally approximate market rental rates. Factors considered in the valuation of in-place leases include an estimate of the carrying costs during the expected lease-up period considering current market conditions, nature of the tenancy, and costs to execute similar leases. Carrying costs include estimates of lost rentals at market rates during the expected lease-up period, as well as marketing and other operating expenses. The value of in-place leases is amortized over the remaining initial term of the respective leases, typically a period of six months from the date of acquisition. The purchase prices of acquired properties are not expected to include allocations to tenant relationships, considering the short terms of the leases and the high expected levels of renewals.

Property tax abatements provide graduated tax relief for a defined period of time from the completion of development of the respective property. Amortization of tax abatement intangible assets is recorded based on the actual tax savings in each period over the five-year term of the abatement and is included in “Property expenses - real estate taxes and insurance” in the condensed consolidated statements of operations (see Note E).

See Note C for a detailed discussion of the property acquisitions completed during the six months ended June 30, 2015 and 2014.

Fair Value of Financial Instruments: For financial assets and liabilities recorded at fair value on a recurring basis, fair value is the price the Company would receive to sell an asset, or pay to transfer a liability, in an orderly transaction with a market participant at the measurement date. In the absence of such data, fair value is estimated using internal information consistent with what market participants would use in a hypothetical transaction.

In determining fair value, observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect management’s market assumptions; preference is given to observable inputs. These two types of inputs create the following fair value hierarchy:

•	Level 1: Quoted prices for identical instruments in active markets.

•	Level 2: Quoted prices for similar instruments in active markets: quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

•	Level 3: Significant inputs to the valuation model are unobservable.

The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

•	The carrying amounts reported in the condensed consolidated balance sheets for cash and cash equivalents, restricted cash and lender reserves, amounts due from related parties, accounts payable and accrued expenses, security deposits, deferred rent and other liabilities approximate their fair values due to the short-term nature of these items.

•	There is no material difference between the carrying amounts and fair values of mortgage notes payable as interest rates and other terms approximate current market rates and terms for similar types of debt instruments available to the Company (Level 2).

Disclosures about the fair value of financial instruments are based on pertinent information available to management as of June 30, 2015 and December 31, 2014.

Non-recurring Fair Value Disclosures: Certain assets are measured at fair value on a non-recurring basis. These assets are not measured at fair value on an ongoing basis, but are subject to fair value adjustments in certain circumstances. These assets primarily include long-lived assets, which are recorded at fair value when they are impaired. The fair value methodologies used to measure long-lived assets are described above at “Impairment of Real Estate Assets”.

For the three and six months ended June 30, 2015, the Company recognized a $0.8 million impairment charge related to its real estate assets held for sale. For the three and six months ended June 30 2014, the Company did not recognize any impairment charges related to its real estate assets held for sale. See Note J, “Real estate assets held for sale – land investments”, for additional information associated with impairment charges recognized by the Company during the periods presented. The inputs associated with the valuation of long-lived assets are generally included in Level 3 of the fair value hierarchy.

Insurance Proceeds for Property Damages: The Company maintains an insurance policy that provides coverage for property damages and business interruption. Losses due to physical damages are recognized during the accounting period in which they occur, while the amount of monetary assets to be received from the insurance policy is recognized when receipt of insurance recoveries is probable. Losses, which are reduced by the related insurance recoveries, are recorded as casualty losses and reported as part of “Property expenses - real estate taxes and insurance” on the accompanying consolidated statements of operations. Anticipated proceeds in excess of recognized losses would be considered a gain contingency and recognized when the contingency related to the insurance claim has been resolved. Anticipated recoveries for lost rental revenue due to property damages are recognized when the amount of rental revenue recovery is known and the timing of receipt of those proceeds is determined.

On November 22, 2014, a 20-unit apartment building at the Company’s Pointe at Canyon Ridge property in Sandy Springs, Georgia, was destroyed by fire. At the time of the fire, the affected building had a carrying value of approximately $0.6 million. The Company maintains insurance coverage on all of its properties and subsequently filed an insurance claim that is expected to cover the re-construction cost of the affected building, less the Company’s loss deductible, as well as loss of rents under a business interruption provision of the applicable insurance policy. During the three months ended December 31, 2014, the Company recorded a casualty loss of approximately $0.7 million related to the carrying value of the affected building plus the Company’s insurance loss deductible, which was offset by an expected $0.7 million insurance recovery receivable that was included in prepaid expenses and other assets in the Company’s condensed consolidated balance sheets as of December 31, 2014. During the first six months of 2015, net proceeds of $0.5 million have been received and are included in restricted cash and lender reserves in the Company’s condensed consolidated balance sheet at June 30, 2015. In addition, the Company recorded a recovery of lost rents relating to the 20 impacted units for the three and six months ended June 30, 2015 as additional rental income in the Company’s consolidated statements of operations. The Company anticipates that re-construction of this 20-unit building will be completed by the end of 2015.

Recent Accounting Standards: In April 2015, the FASB issued ASU 2015-03, Simplifying the Presentation of Debt Issuance Costs (“ASU 2015-03”). ASU 2015-03 requires debt issuance costs to be presented in the balance sheet as a direct deduction from the carrying value of the associated debt liability, consistent with the presentation of a debt discount. Prior to the issuance of the standard, debt issuance costs were required to be presented in the balance sheet as an asset. The Company is currently assessing the impact that adopting this new accounting guidance will have on its condensed consolidated financial statements and related disclosures. ASU 2015-03 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2015, but early adoption is permitted. Accordingly, the standard is effective for the Company on January 1, 2016.

In February 2015, the FASB issued ASU 2015-02, Consolidation (Topic 810): Amendments to the Consolidation Analysis (“ASU 2015-02”). ASU 2015-02 affects reporting entities that are required to evaluate whether they should consolidate certain legal entities. ASU 2015-02 modifies the evaluation of whether limited partnerships and similar legal entities are VIEs or voting interest entities, eliminates the presumption that a general partner should consolidate a limited partnership and affects the consolidation analysis of reporting entities that are involved with VIEs, particularly those that have fee arrangements and related party relationships. ASU 2015-02 is effective for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2015. Early adoption is permitted. A reporting entity may apply the amendments in ASU 2015-02 using: (a) a modified retrospective approach by recording a cumulative-effect adjustment to equity as of the beginning of the fiscal year of adoption; or (b) by applying the amendments retrospectively. The Company is currently assessing the potential impact that the adoption of ASU 2015-02 will have on its condensed consolidated financial statements or related disclosures.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers, which converges the FASB and the International Accounting Standards Board standard on revenue recognition. Areas of revenue recognition that will be affected include, but are not limited to, transfer of control, variable consideration, allocation of transfer pricing, licenses, time value of money, contract costs and disclosures. This is effective for the fiscal years and interim reporting periods beginning after December 15, 2017. The Company is currently evaluating the impact that the adoption of ASU 2014-09 will have on its condensed consolidated financial statements or related disclosures.

NOTE B—EARNINGS PER SHARE

The Company reports earnings per share (“EPS”) using the two-class method as required under GAAP. The two-class method is an earnings allocation method for computing EPS when an entity’s capital structure includes either two or more classes of common stock or includes common stock and participating securities. The two-class method calculates EPS based on distributed earnings and undistributed earnings. Undistributed losses are not allocated to participating securities under the two-class method unless the participating security has a contractual obligation to share in losses on a basis that is objectively determinable.

Potentially dilutive shares of common stock, and the related impact to earnings, are considered when calculating EPS on a diluted basis using the treasury stock method. For periods where the Company reports a net loss available for common stockholders, the effect of dilutive shares is excluded from EPS calculations because including such shares would be anti-dilutive.

A reconciliation of basic and diluted EPS computations for the three and six months ended June 30, 2015 and 2014 are presented below:

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except per share amounts)	2015	2014	2015	2014
Net loss attributable to the Company	$(3,577)	$(4,024)	$(4,052)	$(20,105)
Net loss allocated to noncontrolling interest	214	242	243	1,341
Dividends declared and accreted on preferred stock	—	(231)	—	(459)
Adjustments attributable to participating securities	—	14	—	30

Net loss attributable to common stockholders	$(3,363)	$(3,999)	$(3,809)	$(19,193)

Weighted average number of shares - basic and diluted	36,538	36,452	36,528	34,112

Net loss per common share
Basic and diluted net loss per share from continuing operations attributable to common stockholders	$(0.09)	$(0.11)	$(0.10)	$(0.56)

Weighted average, potentially dilutive securities excluded from diluted earnings (loss) per share because they were antidilutive or performance conditions were not met:
Warrants (1)	139	139	139	139

OP Units (2)	2,344	2,344	2,344	2,344

Unvested restricted stock awards (3)	229	204	204	202

(1)	Warrants were exercisable until May 14, 2015 at a split-adjusted exercise price of $21.60 of the Company’s common stock.
(2)	Class B contingent units were converted into OP Units in February 2014 and were excluded from potentially dilutive shares of common stock in the periods presented since their conversion would be anti-dilutive.
(3)	Granted pursuant to the Company’s Equity Incentive Plan (see Note G).

NOTE C—ACQUISITIONS OF MULTIFAMILY APARTMENT COMMUNITIES

During the six months ended June 30, 2015 and 2014, the Company, through the Operating Partnership, completed various acquisitions of multifamily apartment communities from unrelated, third-party sellers. The acquisitions involved the acquisition of the operating real estate, but no management or other business operations were acquired in such acquisitions. The fair value of the net assets acquired and the related purchase price allocation are summarized below.

2015 Acquisitions:

Waterstone at Big Creek (“Big Creek”) – On March 26, 2015, the Company completed the acquisition of the second phase of Big Creek, located in Alpharetta (Atlanta), Georgia. The Company closed on the first phase of 270 units at Big Creek on April 7, 2014. The second phase was comprised of 100 vacant units within three recently-constructed residential buildings on an adjacent land parcel. Total consideration for this purchase was $15.0 million, which is consistent with the first phase, and was funded by a draw on the Company’s revolving credit facility (see Note D).

The table below details the total fair values assigned to the assets and liabilities acquired related to the above acquisition during the six months ended June 30, 2015:

(in thousands)	Big Creek
Fair Value of Net Assets Acquired and Purchase Price	$15,000

Net Assets Acquired/Purchase Price Allocated:
Land	$1,555
Site Improvements	650
Building	12,503
Furniture, fixtures and equipment	292

Total	$15,000

2014 Acquisitions:

Big Creek - On April 7, 2014, the Company acquired Big Creek, a 270-unit apartment community located in Alpharetta (Atlanta), Georgia for a total purchase price of $40.5 million. The purchase price was funded with cash on hand of approximately $3.5 million and $37.0 million drawn from the Revolver (see Note D). From the date of acquisition through June 30, 2014, Big Creek generated revenue of approximately $0.9 million and a net loss of approximately ($0.03) million.

Avenues of Craig Ranch (“Craig Ranch”) - On March 18, 2014, the Company acquired Craig Ranch, a 334-unit apartment community located in McKinney (Dallas), Texas. The purchase price of $42.4 million was funded with approximately $21.2 million cash proceeds from the net proceeds of the Rights Offering and the related transactions and a new mortgage loan in the amount of $21.2 million (see Note D). From the date of acquisition through June 30, 2014, Craig Ranch generated revenue of approximately $1.1 million and a net loss of approximately ($0.5) million.

Waterstone at Brier Creek (“Brier Creek”) - On March 10, 2014, the Company acquired Brier Creek, a 232-unit apartment community located in Raleigh, North Carolina. The purchase price of $32.7 million was funded with approximately $16.4 million cash proceeds from the Rights Offering and the related transactions and a new mortgage loan in the amount of $16.3 million (see Note D). From the date of acquisition through June 30, 2014, Brier Creek generated revenue of approximately $0.5 million and a net loss of approximately ($0.7) million.

The Aventine Greenville (“Aventine”) - On February 6, 2014, the Company acquired Aventine, a 346-unit apartment community located in Greenville, South Carolina. The purchase price of $41.9 million was funded with approximately $20.9 million cash proceeds from the Rights Offering and the related transactions and a new mortgage loan in the amount of $21.0 million (see Note D). From the date of acquisition through June 30, 2014, Aventine generated revenue of approximately $1.5 million and a net loss of approximately ($0.8) million.

Aston (“Aston”) (formerly The Estates at Wake Forest) - On January 21, 2014, the Company acquired Aston, a 288-unit apartment community located in Wake Forest (Raleigh), North Carolina. The purchase price of $37.3 million was funded with approximately $18.7 million of cash proceeds from the Rights Offering and the related transactions and a new mortgage loan in the amount of $18.6 million (see Note D). From the date of acquisition through June 30, 2014, Aston generated revenue of approximately $1.0 million and a net loss of approximately ($1.2) million.

Miller Creek at Germantown (“Miller Creek”) - On January 21, 2014, the Company acquired Miller Creek, a 330-unit apartment community located in Germantown (Memphis), Tennessee. The purchase price of approximately $43.8 million was funded with approximately $17.5 million of cash proceeds from the Rights Offering and the related transactions and a new mortgage loan in the amount of $26.3 million (see Note D). From the date of acquisition through June 30, 2014, Miller Creek generated revenue of approximately $1.9 million and a net loss of approximately ($1.2) million.

The table below details the total fair values assigned to the assets and liabilities acquired related to the above acquisitions during the six months ended June 30, 2014:

(in thousands)	Miller Creek	Aston	Aventine	Brier Creek	Craig Ranch	Big Creek	Total
Fair Value of Net Assets Acquired	$43,750	$37,250	$41,866	$32,682	$42,375	$40,500	$238,423

Purchase Price	$43,750	$37,250	$41,866	$32,682	$42,375	$40,500	$238,423

Net Assets Acquired/Purchase Price Allocated:
Land	$2,173	$2,677	$2,888	$3,031	$3,444	$3,910	$18,123
Site Improvements	2,460	2,618	1,926	1,681	3,210	1,763	13,658
Building	37,332	30,633	34,720	26,989	33,317	33,106	196,097
Furniture, fixtures and equipment	1,011	860	1,494	679	1,673	978	6,695
Intangible assets - in place leases	774	462	838	302	731	743	3,850

Total	$43,750	$37,250	$41,866	$32,682	$42,375	$40,500	$238,423

The Company incurred approximately $0.1 million and $1.6 million acquisition-related costs during the six months ended June 30, 2015 and 2014, respectively.

Pro Forma Financial Information:

The revenues and results of operations of the acquired apartment communities are included in the condensed consolidated financial statements beginning on the date of each respective acquisition. The following unaudited consolidated pro forma information for the six months ended June 30, 2015 and 2014 is presented as if the Company had acquired each apartment community on January 1, 2014.

The information presented below is not necessarily indicative of what the actual results of operations would have been had the Company completed these transactions on January 1, 2014, nor does it purport to represent the Company’s future operations.

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2015	2014	2015	2014
Unaudited pro forma financial information:
Pro forma revenue	$16,271	$14,706	$31,900	$28,150
Pro forma loss from continuing operations	$(3,577)	$(4,041)	$(4,052)	$(21,212)

NOTE D—INDEBTEDNESS

As of June 30, 2015, the Company’s indebtedness consisted of the following:

Property	Outstanding Principal Balance as of June 30, 2015	Interest Rate	Remaining Term in Years
	(in thousands)
Fixed Rate Secured Indebtedness
Lakeshore on the Hill	$6,567	4.48%	2.50
The Trails of Signal Mountain	8,074	4.92%	2.92
Westmont Commons	17,788	3.84%	7.50
Bridge Pointe	11,217	4.19%	7.75
The Pointe at Canyon Ridge	25,800	4.10%	9.92
St. James	19,000	3.75%	8.00
Creekstone	23,250	3.88%	7.94
Talison	33,635	4.06%	8.19
Millenia 700	25,000	3.83%	5.68
Southend	23,750	4.31%	8.60
Miller Creek	26,250	4.60%	8.61
Craig Ranch	21,200	3.78%	5.78
Aston	18,625	3.94%	5.61
Aventine	21,000	3.70%	5.61
Brier Creek	16,250	3.70%	6.76

Total fixed rate secured indebtedness	297,406	4.03%	7.25

Variable Rate Secured Indebtedness
Revolver	62,000	2.98%	1.58

Total outstanding indebtedness	$359,406	3.85%	6.27

Borrowings relate to individual property mortgages as well as the Company’s Revolver (as defined below).

Revolving Credit Facility

On January 31, 2014, the Company and the Operating Partnership entered into a Credit Agreement (the “Credit Agreement”), as amended from time to time, for a $75 million senior secured credit facility (the “Revolver”) with Regions Bank as lead arranger and U.S. Bank National Association as a participant. The Revolver is comprised of an initial $75 million commitment with an accordion feature allowing the Company to increase borrowing capacity to $250 million (the “Revolver Amount”), subject to certain approvals and meeting certain criteria. The Revolver also includes a sublimit for the issuance of standby letters of credit (“Letter of Credit”) for up to the greater of $10.0 million and 10.0% of the Revolver Amount and a sublimit for discretionary swingline loans (“Swingline Loan”) for up to the greater of $10.0 million and 10.0% of the Revolver Amount, in each case subject to borrowing availability under the Revolver. No Swingline Loan may be outstanding for more than ten consecutive business days.

The Revolver has an initial three-year term that can be extended at the Company’s option for up to two additional one-year periods and has a variable interest rate of LIBOR (as defined in the Credit Agreement) plus a spread of 1.75% to 2.75%, depending on the Company’s consolidated leverage ratio. The current borrowing rate of the Revolver is LIBOR plus 2.75%. The Revolver is guaranteed by the Company and certain subsidiaries of the Company and is secured by first priority mortgages on designated properties that make up the borrowing base (“Borrowing Base”) as defined in the Credit Agreement. Availability under the Revolver is permitted up to 65% of the value of the Borrowing Base subject to the limitations set forth in the Revolver. The Revolver contains customary affirmative and negative covenants with respect to, among other things, insurance, maintaining at least one class of exchange listed common stock, the guaranty in connection with the Revolver, liens, intercompany transfers, transactions with affiliates, mergers, consolidation and asset sales, ERISA plan assets, modification of organizational documents and material contracts, derivative contracts, environmental matters, and management agreements and fees. In addition, the Operating Partnership pays a commitment fee of 0.20% to 0.30% quarterly in arrears based on the unused portion of the revolving credit commitment. The commitment fee was 0.20% on both June 30, 2015 and December 31, 2014. The weighted average interest rate was approximately 2.98% and 2.70% at June 30, 2015 and December 31, 2014, respectively.

The Revolver requires the Company to satisfy certain financial covenants, including the following:

•	minimum tangible net worth of at least $123.0 million plus 75% of the net proceeds of any equity issuances effected at any time after September 30, 2013 by the Operating Partnership or any of its subsidiaries;

•	maintaining a ratio of funded indebtedness to total asset value of no greater than 0.65 to 1.0;

•	maintaining a ratio of adjusted EBITDA to fixed charges of no less than 1.5 to 1.0;

•	limits on investments in unimproved land, mortgage receivables, interests in unconsolidated affiliates, construction-in-progress on development properties, and marketable securities and non-affiliated entities, in each case, based on the value of such investments relative to total asset value, as set forth in the Credit Agreement; and

•	restrictions on certain dividend and distribution payments.

The Company was in compliance with all applicable covenants, including these financial covenants, as of June 30, 2015.

During the six months ended June 30, 2015, the Company borrowed $15.0 million under the Revolver to complete the acquisition of the second phase of 100 units on a land parcel adjacent to Big Creek (see Note C above). As of June 30, 2015, the Revolver had an outstanding principal balance of $62.0 million, which is secured by certain Borrowing Base properties, and there remained approximately $3.1 million available for draw on the Revolver.

During the six months ended June 30, 2014, the Company drew approximately $27.0 million to pay down, in full, indebtedness secured by Fox Trails ($14.9 million), Vue at Knoll Trail Apartments (formerly Mercé Apartments ($5.5 million)) and Post Oak ($5.3 million) and to pay fees associated therewith, as these properties serve as collateral on the Revolver. The remainder of the amount borrowed was used for closing costs and other expenses related to closing on the Revolver of approximately $0.9 million and approximately $0.4 million for general corporate and working capital purposes, respectively. On April 7, 2014, the Company borrowed approximately $37.0 million to acquire Big Creek (see Note C above) and repaid approximately $12.0 million under the Revolver. In connection with its sale in July 2014, Post Oak was released from collateral for the Revolver.

Craig Ranch - On March 18, 2014, in conjunction with the acquisition of Craig Ranch (see Note C above) the Company, through its subsidiary, entered into a mortgage note payable in the amount of $21.2 million, which bears a fixed interest rate of 3.78% and requires monthly payments of interest only for the term of the loan and a payment of the unpaid principal amount due at maturity on April 10, 2021. The mortgage note is secured by Craig Ranch.

Brier Creek - On March 10, 2014, in conjunction with the acquisition of Brier Creek (see Note C above) the Company, through its subsidiary, entered into a mortgage note payable in the amount of $16.3 million, which bears a fixed interest rate of 3.70% and requires monthly payments of interest only for the term of the loan and a payment of the unpaid principal amount due at maturity on April 5, 2022. The mortgage note is secured by Brier Creek.

Aventine - On February 6, 2014, in conjunction with the acquisition of Aventine (see Note C above) the Company, through its subsidiary, entered into a mortgage note payable in the amount of $21.0 million, which bears a fixed interest rate of 3.70% and requires monthly payments of interest only for the initial 60 months and monthly payments of principal and interest thereafter based on a 30-year amortization schedule. The loan matures on February 10, 2021. The mortgage note is secured by Aventine.

Aston - On January 21, 2014, in conjunction with the acquisition at Aston (see Note C above) the Company, through its subsidiary, entered into a mortgage note payable in the amount of $18.6 million, which bears a fixed interest rate of 3.94% and requires monthly payments of interest only for the term of the loan and a payment of the unpaid principal amount due at maturity on February 10, 2021. The mortgage note is secured by Aston.

Miller Creek - On January 21, 2014, in conjunction with the acquisition of Miller Creek (see Note C above) the Company, through its subsidiary entered into a mortgage note payable in the amount of $26.3 million, which bears a fixed rate interest rate of 4.6% and requires monthly payments of interest only for the initial 36 months and monthly payments of principal and interest thereafter based on a 30-year amortization schedule. The loan matures on February 10, 2024. The mortgage note is secured by Miller Creek.

Indebtedness Refinancing and Payoffs

2014

On February 11, 2014, the Company, through a subsidiary, completed the refinancing of Millenia 700 with a mortgage note payable in the amount of $25.0 million with a 7-year term. The mortgage loan bears a fixed interest rate of 3.83% with monthly payments of interest only for the initial 48 months and monthly payments of principal and interest thereafter based on a 30-year amortization schedule. The loan matures on March 5, 2021. The mortgage note is secured by Millenia 700. In conjunction with obtaining this loan, the Company repaid the existing $35.0 million mortgage note payable with the proceeds from the new mortgage note payable and $10.0 million from cash proceeds from the Rights Offering and the related transactions. In connection with the refinancing of the mortgage indebtedness, the Company wrote-off of deferred financing costs (net of accumulated amortization) and incurred a prepayment penalty of $0.1 million and $0.2 million, respectively, which are included in loss of early extinguishment of debt in the condensed consolidated statement of operations for the six months ended June 30, 2014.

On January 23, 2014, the Company, through a subsidiary, completed the refinancing of Fountains Southend with a mortgage note payable in the amount of $23.8 million with a 10-year term. The mortgage loan bears a fixed interest rate of 4.31% with monthly payments of interest only for the initial 36 months and monthly payments of principal and interest thereafter based on a 30-year amortization schedule. The loan matures on February 5, 2024. The mortgage note is secured by the Fountains Southend property. In conjunction with obtaining this loan, the Company repaid the $30.0 million interim mortgage note payable with the proceeds from the new mortgage note payable and $6.2 million from cash proceeds from the Rights Offering and the related transactions. In connection with the refinancing of the mortgage indebtedness, the Company wrote-off deferred financing costs (net of accumulated amortization) and incurred a prepayment penalty of $0.1 million and $0.3 million, respectively, which are included in loss of early extinguishment of debt in the condensed consolidated statement of operations for the six months ended June 30, 2014.

On January 21, 2014, the Company, through a subsidiary, paid in full the indebtedness secured by the Estates at Maitland property in the amount of $4.2 million from the cash proceeds from the Rights Offering and the related transactions.

On January 17, 2014 the Company, through a subsidiary, paid in full the BMO Harris Bank N.A. secured revolving credit facility indebtedness secured by the Arbors River Oaks in the amount of $9.0 million from the cash proceeds from the Rights Offering and the related transactions and the credit agreement for such facility was terminated. In connection with the payoff of the indebtedness, the Company wrote-off deferred financing costs (net of accumulated amortization) of $0.2 million, which is included in loss of early extinguishment of debt in the condensed consolidated statement of operations for the six months ended June 30, 2014.

The following table summarizes the scheduled aggregate required principal payments of indebtedness as of June 30, 2015:

(in thousands)	Amount
Remainder of 2015	$759
2016	1,900
2017	71,572
2018	11,367
2019	4,174
Thereafter	269,634

$359,406

The weighted average interest rate on the indebtedness balance outstanding at both June 30, 2015 and December 31, 2014 was 3.85%. The mortgage notes evidencing the fixed rate secured indebtedness may be prepaid subject to a prepayment penalty equal to a yield-maintenance premium, defeasance, or a percentage of the loan balances as defined in the respective loan agreements.

NOTE E – INTANGIBLE ASSETS

The following table provides gross and net carrying amounts for each major class of intangible assets:

	As of June 30, 2015			As of December 31, 2014
(in thousands)	Gross amount	Accumulated amortization	Net book Value	Gross amount	Accumulated amortization	Net book Value
Intangible assets - in place leases	$10,988	$(10,988)	$—	$10,988	$(10,988)	$—
Intangible assets - property tax abatement	1,015	(575)	440	1,015	(427)	588

	$12,003	$(11,563)	$440	$12,003	$(11,415)	$588

Amortization expense related to in-place leases included in depreciation and amortization expense in the condensed consolidated statements of operations was $1.9 million and $3.4 million for the three and six months ended June 30, 2014, respectively. The balance of the remaining unamortized in-place leases was fully amortized during the year ended December 31, 2014. There was no amortization expense for in-place leases during the three and six months ended June 30, 2015.

Amortization expense pertaining to the tax abatement intangible asset of approximately $0.1 million and $0.2 million during each of the three months and six months ended June 30, 2015 and 2014 is included in real estate taxes and insurance in the condensed consolidated statements of operations.

Estimated amortization expense for the next four years related to the tax abatement intangible asset is as follows:

(in thousands)	Amount
Remainder of 2015	$126
2016	181
2017	102
2018	31

$440

NOTE F—STOCKHOLDERS’ EQUITY

Common Stock Offerings

On January 16, 2014, the Company completed the Rights Offering and certain related transactions, which consisted of an offering of 15,797,789 shares of common stock at $6.33 per share to the holders of subscription rights granted to the Company’s existing stockholders and the related transactions and a concurrent $50 million private placement (the “Private Placement”) of shares of common stock to certain investment entities managed or advised by Senator Investment Group LP (collectively, “Senator”) at $6.33 per share. In addition, Senator agreed to purchase all shares not purchased by holders of rights in the Rights Offering (the “Backstop Commitment”). Former executives of the Company agreed to purchase an aggregate of approximately $1.8 million of common stock in a private placement concurrently with the closing of the Rights Offering.

In addition, the holders of subscription rights in the Rights Offering, including these former executives who acquired their entire allotment in a private placement, acquired an aggregate of 15,565,462 shares for gross proceeds to the Company of approximately $98.5 million, or approximately 98.5% of the shares available in the Rights Offering. Pursuant to its Backstop Commitment, Senator acquired 232,327 shares of common stock for gross proceeds to the Company of approximately $1.5 million, or approximately 1.5% of the shares available in the Rights Offering. Combined with the shares acquired by Senator in the Private Placement and the shares issued to Senator as a fee for

Senator’s Backstop Commitment and the Private Placement, Senator owned 9,316,055 shares, representing approximately 25.6% of the 36,350,182 shares of outstanding common stock of the Company after this recapitalization.

Pursuant to a stockholder agreement entered into with Senator (the “Stockholders Agreement”), in connection with the Private Placement and Backstop Commitment, the Company was required to file and cause a registration statement to be declared effective by the SEC no later than January 16, 2015 (the “Effective Deadline”), the first anniversary of the closing of the Rights Offering. On December 16, 2014, Senator agreed to extend the Effective Deadline to April 16, 2015. If such registration statement was not declared effective by April 16, 2015, the Company would have been required to pay Senator a fee, payable in additional shares of the Company’s common stock (the “Additional Shares”), equal to 0.5% of the aggregate purchase price paid by Senator for the shares acquired in the Private Placement and Backstop Commitment for each full 30 calendar days (prorated for periods totaling less than 30 calendar days) thereafter until such registration statement was declared effective, divided by the average of the volume-weighted average prices of the Company’s common stock over the 10 trading days prior to the issuance of such shares. On March 19, 2015, the Company filed the Resale Registration Statement with the SEC, which filing was amended on March 31, 2015 and declared effective on April 2, 2015. Further, Senator has a right to seek liquidity with respect to shares of common stock that it owns if, on or after the 3.5-year anniversary of the closing of the Rights Offering (the “Liquidity Right Measurement Date”), the closing price of the Company’s common stock has not exceeded $10.00 per share (subject to certain adjustments set forth in the Stockholders Agreement) during any consecutive 10 trading day period during the 180 days prior to the Liquidity Right Measurement Date and Senator continues to own 4.9% or greater of the Company’s outstanding common stock.

The Company contributed the net cash proceeds from the sale of 24,881,517 shares of the Company’s common stock offered in the Rights Offering and the related transactions of approximately $147.1 million after deducting offering expenses of approximately $2.9 million to the Operating Partnership in exchange for OP Units. The Operating Partnership used approximately (i) $94.6 million to acquire five communities, (ii) $26.0 million to repay borrowings under the Revolver, (iii) $16.7 million to pay down, in part, certain indebtedness secured by two communities in conjunction with refinancing, and (iv) $4.2 million to pay down certain indebtedness secured by land held for development leaving approximately $5.6 million for working capital and general corporate purposes.

Dividends Declared

The following table summarizes the dividends declared and/or paid by the Company during the six months ended June 30, 2015:

	Dividends Per Share of Common Stock/OP Units	Total Dividend declared (in thousands)	Dividend Declared Date	Dividend Payable Date
2015
Second Quarter	$0.095	$3,719	June 2, 2015	July 15, 2015
First Quarter	$0.095	$3,709	February 23, 2015	April 15, 2015
2014
Fourth Quarter	$0.095	$3,709	November 19, 2014	January 15, 2015

There were no dividends in arrears as of June 30, 2015.

OP Units and Contingent B Units

The following table presents the Company’s issued and outstanding OP Units in the condensed consolidated balance sheets as of June 30, 2015 and December 31, 2014:

(in thousands, except share amounts)	Optional Redemption Date	Annual Dividend	As of June 30, 2015	As of December 31, 2014
OP Units, 2,343,500 units outstanding at both June 30, 2015 and December 31, 2014, (2)	February 23, 2015	(1)	$14,630	$15,319

(1)	Dividend per OP Unit is the same as the dividend per share on the Company’s common stock.
(2)	On February 23, 2014, 210,915 Class B contingent units were converted into 2,343,500 OP Units.

On February 23, 2014, Amendment No. 1 to the Second Amended and Restated Agreement of Limited Partnership of Trade Street Operating Partnership, LP converted all of the 210,915 Class B contingent units into 2,343,500 OP Units. The conversion of Class B contingent units into the OP Units was accounted for as an extinguishment that increased additional paid-in capital and noncontrolling interest by approximately $1.9 million and $0.5 million, respectively, during the six months ended June 30, 2014. The OP Units were redeemable after February 23, 2015, at the Company’s option, for cash or shares of the Company’s common stock on a one-for-one basis.

Class A Preferred Stock

The Company has authorized 423,326 shares of preferred stock. In October 2014, the Company redeemed the issued and outstanding shares of Class A preferred stock as discussed in Note J.

The Class A preferred stock ranked senior in preference to the Company’s common stock with respect to the payment of dividends and the distribution of assets in the event of liquidation, dissolution or winding up of the Company (but excluding a merger, change of control, sale of substantially all assets or bankruptcy of the Company, upon the occurrence of any of which all shares of Class A preferred stock would be automatically converted). The Class A preferred stock ranked junior to any class or series of stock which specifically provided that the holders thereof were entitled to receive dividends or amounts distributable upon liquidation, dissolution or winding up of the Company in preference or priority to the holders of shares of Class A preferred stock. The Class A preferred stock ranked on parity with any class or series of stock which specifically provided that the holders thereof were entitled to receive dividends or amounts distributable upon liquidation, dissolution or winding up of the Company without preference or priority of one over the other. The Class A preferred stock had no voting rights except in certain limited instances.

As of June 30, 2015 and December 31, 2014, there were no shares of the Class A preferred stock issued or outstanding.

NOTE G –STOCK-BASED COMPENSATION AND MANAGEMENT TRANSITION EXPENSES

Stock-based Compensation: On January 24, 2013, the Company’s stockholders approved the Trade Street Residential, Inc. 2013 Equity Incentive Plan (as amended, the “2013 EIP”), which is intended to attract and retain independent directors, executive officers and other key employees and individual service providers, including officers and employees of the Company’s affiliates. On May 15, 2014, the Company’s stockholders approved an amendment to the 2013 EIP, which increased the shares of the Company’s common stock available for issuance under the EIP by 2,500,000 shares to a new total of 2,881,206 shares. The shares can be issued as restricted stock awards (“RSAs”), stock appreciation rights (“SARs”), performance units, incentive awards and other equity-based awards.

On April 30, 2015, the Company issued an aggregate of 110,639 RSAs pursuant to the 2013 EIP which were subject to (i) vesting over a period of four years and (ii) the employees’ and directors’ continued service to the Company. In addition, on May 16, 2014, the Company issued an aggregate of 174,310 RSAs, of which 5,283 were issued, vested and unrestricted and 169,027 were issued subject to (i) vesting over a period of four years and (ii) the employees’ and directors’ continued service with the Company. RSAs are entitled to receive any dividends paid by the Company on those shares during the vesting period.

Compensation expense associated with RSAs was based on the 20-day trailing volume weighted average price, net of estimated forfeitures, for the April 2015 RSAs grant and the market price of the shares on the date of the grant for previous RSAs grants, net of estimated forfeitures, and is amortized on a straight-line basis over the applicable vesting period (generally four years). The forfeiture rate is revised, as necessary, in subsequent periods if actual forfeiture experience exceeds prior expectations. As of June 30, 2015, the weighted-average forfeiture rate for the three grants under the 2013 EIP was 3.2%. Compensation expense associated with RSAs was $0.1 million and $0.2 million for each of the three and six months ended June 30, 2015 and 2014, respectively, and is recorded in general and administrative expense in the condensed consolidated statement of operations.

During the six months ended June 30, 2014, a total of 78,488 shares vested in connection with the resignation of a former executive officer and certain other members of management, which was treated as a modification of stock based awards, resulting in additional cost of $0.5 million that is included in management transition expenses in the condensed consolidated statement of operations for the six months ended June 30, 2014.

As of June 30, 2015, there was approximately $1.6 million of unrecognized compensation cost related to non-vested RSAs granted under the 2013 EIP. This cost is expected to be recognized over a period of approximately 2.9 years.

Following is a summary of the RSAs granted, vested and forfeited to participants with the related weighted average grant value. Of the shares that vested during the six months ended June 30, 2015 and 2014, the Company withheld 8,028 and 30,381 shares, respectively, to satisfy the tax obligations for those participants who elected this option, as permitted under the 2013 EIP.

	Six Months Ended
	June 30, 2015		June 30, 2014
	Shares	Weighted Average Grant Value	Shares	Weighted Average Grant Value
Unvested shares, beginning of period	179,927	$7.85	243,011	$9.80
Granted	110,639	7.14	174,310	7.26
Vested	(49,796)	7.97	(118,857)	8.33
Forfeited	(1,510)	9.80	(27,546)	9.80

Unvested shares, end of period	239,260	$7.48	270,918	$8.22

Management Transition Expenses: Pursuant to the terms of a Separation Agreement and Release (the “Baumann Separation Agreement”), effective February 23, 2014, between Michael D. Baumann and the Company, Mr. Baumann resigned his employment as Chief Executive Officer of the Company and as Chairman and a member of the Company’s Board of Directors. In consideration of a mutual release of claims against the Company and other related parties, and certain other agreements and covenants, Mr. Baumann received payments totaling approximately $2.4 million pursuant to the terms of the Separation Agreement. In addition, the Separation Agreement provided for the accelerated vesting of 54,338 shares of unvested restricted stock and Mr. Baumann surrendered 14,373 shares to cover tax withholding obligations applicable to the vesting of the shares. The agreement also provided for the conversion of 210,915 Class B contingent units held by Mr. Baumann into 2,343,500 OP Units, which resulted in a non-cash compensation expense of $2.5 million that has been included in management transition expenses in the condensed consolidated statement of operations for the six months ended June 30, 2014.

Pursuant to the terms of a Separation Agreement and Release (the “Levin Separation Agreement”), effective March 18, 2014, between the Company and David Levin, Mr. Levin resigned his employment as President and as Vice Chairman and a member of the Company’s Board of Directors. In consideration of a mutual release of claims against the Company and other related parties, and certain other agreements and covenants, pursuant to the terms of the Levin Separation Agreement, Mr. Levin received approximately 375,000 fully vested shares of common stock in a private placement, of which he surrendered 102,563 shares to cover tax withholding obligations applicable to the issuance of the shares. This resulted in a non-cash stock based compensation expense of $2.8 million which is included in management transition expenses in the condensed consolidated statement of operations for the six months ended June 30, 2014.

During the three and six months ended June 30, 2014, certain other members of management resigned and received cash payments totaling $0.2 million and $0.5 million, respectively, as well as accelerated vesting of an aggregate of 24,140 share of unvested restricted stock that was reduced by an aggregate of 6,491 shares to cover tax withholding obligations applicable to the vesting of the shares.

The Company also incurred legal and certain other expenses related to this management transition of $0.1 million and $0.6 million for the three and six months ended June 30, 2014, respectively.

As a result of the above, the Company recognized total expense of $0.3 million and $9.3 million for the three and six months ended June 30, 2014, respectively, which is included as management transition expenses in the accompanying condensed consolidated statements of operations.

NOTE H – COMMITMENTS AND CONTINGENCIES

Merger Agreement: In the event that (i) the Company terminates the Merger Agreement to enter into a definitive agreement with a superior company proposal, (ii) the Company or IRT terminate the Merger Agreement for failure to close by October 15, 2015, (iii) the Company or IRT terminates the Merger Agreement because the Company fails to obtain stockholder approval if prior to termination of the Merger Agreement, subject to certain conditions, a Company takeover proposal is announced and has not been publicly withdrawn prior to the termination of the Merger Agreement, or (iv) the Company or IRT terminates the Merger Agreement after the Company’s Board of Directors withdraws or materially modifies its recommendation of the Merger and within 12 months following termination of the Merger Agreement the Company either consummates a transaction or enters into a definitive agreement with respect to a Company takeover proposal, the Company could become obligated for payment to IRT of (i) a $12.0 million termination fee and (ii) reimbursement of 100% of IRT Merger expenses up to $2.5 million and 50% of IRT Merger expenses exceeding $2.5 million provided that the aggregate reimbursement shall not exceed $5.0 million.

In the event that (i) the Company or IRT terminates the Merger Agreement because the Merger has not closed by October 15, 2015 and the Company shall have obtained stockholder approval and satisfied all of its other closing conditions and IRT is unable to close because of a failure to obtain financing, or (ii) the Company or IRT terminate the Merger Agreement because the Merger has not closed by October 15, 2015 (as may be extended to December 31, 2015) and the only closing conditions not satisfied are certain loan amendments, IRT could become obligated to pay a $25.0 million reverse termination fee to the Company.

Legal Proceedings: The Company may from time to time be involved in legal proceedings arising from the normal course of business. Other than routine litigation arising out of the ordinary course of business, the Company is not presently subject to any litigation nor, to the Company’s knowledge, is any litigation threatened against the Company.

On June 11, 2015, a complaint was filed naming the Company and the members of the Company’s Board of Directors as defendants in the Circuit Court of Maryland for Baltimore City. On July 15, 2015, plaintiffs amended their complaint and added Senator, Monarch Alternative Capital, LP (“Monarch”) and BHR Capital LLC (“BHR”) as defendants. The amended complaint purports to assert class action claims alleging that the members of the Company’s Board breached their fiduciary duties to the Company and the Company’s minority stockholders by approving the Merger for inadequate consideration, that the process leading up to the Merger was flawed, and that three directors of the Company, by virtue of their affiliations with certain stockholders of the Company, engaged in an alleged self-interested scheme to force the sale of the Company. The amended complaint alleges that the stockholder defendants aided and abetted these alleged violations and were unjustly enriched by the merger. Among other relief, the complaint seeks a finding that the individual director defendants are liable for breaching their fiduciary duties; an order requiring that the directors affiliated with the stockholder defendants disgorge all profits, compensation and other benefits obtained by them as a result of their conduct in connection with the Merger; and an award of plaintiffs’ costs and disbursements of this action, including attorney’s fees. The amended complaint does not seek an injunction against the shareholder vote or the closing of the transaction. The deadline for an answer or other responsive pleading by the defendants has not yet passed. The Company and the director defendants intend to vigorously defend against the claim and believe the probability of an unfavorable outcome as less than probable. However, the Company cannot give any assurance as to the legal or financial outcome of this defense.

Due to the nature of the 2012 Recapitalization, as described in Note A, the Company could find itself subject to a legal claim or proceeding associated with the previous business operations of the Predecessor. On February 13, 2015, the Company completed the settlement of a claim involving disputed charges on property previously owned by the Predecessor in the amount of approximately $0.7 million. The charge associated with this settlement was included in accounts payable and accrued expenses in the Company’s consolidated balance sheet as of December 31, 2014.

Due to the nature of the Company’s operations, it is possible that the Company’s existing properties have or properties that the Company will acquire in the future have asbestos or other environmental related liabilities.

Other Contingencies: In the ordinary course of business, the Company issues letters of intent indicating a willingness to negotiate for acquisitions, dispositions, or joint ventures and also enter into arrangements contemplating various transactions. Such letters of intent and other arrangements are typically non-binding as to either party unless and until a definitive contract is entered into by the parties. Even if definitive contracts relating to the purchase or sale of real property are entered into, these contracts generally provide the purchaser with time to evaluate the property and conduct due diligence, during which periods the purchaser will have the ability to terminate the contracts without penalty or forfeiture of any deposit or earnest money. There can be no assurance definitive contracts will be entered into with respect to any matter covered by letters of intent or the Company will consummate any transaction contemplated by any definitive contract. Furthermore, due diligence periods for real property are frequently extended as needed. An acquisition or sale of real property generally becomes probable at the time the due diligence period expires and the definitive contract has not been terminated. The Company is then at risk under a real property acquisition contract unless the agreement provides for a right of termination, but generally only to the extent of any earnest money deposits associated with the contract, and are obligated to sell under a real property sales contract. As of June 30, 2015 and December 31, 2014, the Company had non-refundable earnest money deposits of approximately $0 million and $0.2 million, respectively, included in prepaid expenses and other assets in the accompanying balance sheets.

NOTE I —INCOME TAXES

The Company has maintained and intends to maintain its election as a REIT under the Internal Revenue Code of 1986, as amended. In order for the Company to continue to qualify as a REIT it must meet a number of organizational and operational requirements, including a requirement to distribute annual dividends to its stockholders equal to a minimum of 90% of its REIT taxable income, computed without regard to the dividends paid deduction and its net capital gains. As a REIT, the Company generally will not be subject to federal income tax on its taxable income at the corporate level to the extent such income is distributed to its stockholders annually. If taxable income exceeds dividends in a tax year, REIT tax rules allow the Company to designate dividends from the subsequent tax year in order to avoid current taxation on undistributed income. If the Company fails to qualify as a REIT in any taxable year, it will be subject to federal and state income taxes at regular corporate rates, including any applicable alternative minimum tax. In addition, the Company may not be able to re-qualify as a REIT for the four subsequent taxable years. Historically, the Company has incurred only non-income based state and local taxes. The Operating Partnership is a flow through entity and is not subject to federal income taxes at the entity level.

The Company has provided for non-income based state and local taxes in the consolidated statement of operations for all periods presented. Prior to June 1, 2012, the Company operated solely through partnerships that were flow-through entities and were not subject to federal income taxes at the entity level. Other tax expense has been recognized related to entity level state and local taxes on certain ventures. The Company accounts for the uncertainty in income taxes in accordance with GAAP, which requires recognition in the financial statements of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following a tax audit. For tax positions meeting the more likely than not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority. The Company has applied this guidance to its tax positions for the six months ended June 30, 2015. The Company has no material unrecognized tax benefits and no adjustments to its financial position, results of operations or cash flows were required. The Company recognizes accrued interest and penalties related to uncertain tax positions, if any, as income tax expense.

For certain entities that are part of the Company, tax returns are open for examination by federal and state tax jurisdictions for the years 2012 through 2014. Because many types of transactions are susceptible to varying interpretations under federal and state income tax laws, the amounts reported in the accompanying consolidated financial statements may be subject to change at a later date upon final determination by the respective taxing authorities. No such examination is presently in progress.

NOTE J – REAL ESTATE ASSETS HELD FOR SALE AND DISPOSITIONS

The Company considers a real estate property to be held for sale when it meets the criteria established under ASC 360, Property, Plant and Equipment, including when it is probable that the property will be sold within a year. Real estate properties held for sale are reported at the lower of the carrying amount or fair value less estimated costs to sell and are not depreciated while they are held for sale.

In April 2014, the FASB issued Accounting Standards Update (ASU) 2014-08, Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360), Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity, which amends the requirements for reporting discontinued operations. Under ASU 2014-08, a disposal of a component of an entity or a group of components of an entity is required to be reported in discontinued operations if the disposal represents a strategic shift that has (or will have) a major effect on an entity’s operations and financial results when the component or group of components meets the criteria to be classified as held for sale or when the component or group of components is disposed of by sale or other than by sale. In addition, this ASU requires additional disclosures about both discontinued operations and the disposal of an individually significant component of an entity that does not qualify for discontinued operations presentation in the financial statements. The Company adopted the provisions of ASU 2014-08 effective January 1, 2014 and applied the provisions prospectively.

Real estate assets held for sale as of June 30, 2015 and December 31, 2014

The Company’s real estate assets held for sale as of June 30, 2015 and December 31, 2014 included the following:

Property Name	Location	Date Sold
Land Investments
Midlothian Town Center – East (“Midlothian”)	Midlothian, Virginia	Held for sale

The real estate assets held for sale and the other assets related to real estate assets held for sale as of June 30, 2015 and December 31, 2014 were as follows:

(in thousands)	June 30, 2015	December 31, 2014
Real estate assets held for sale	$2,702	$3,492
Other assets, primarily restricted cash	549	549

Total assets - real estate assets held for sale	$3,251	$4,041

Contract for Sale – Midlothian Land Parcel

On October 7, 2014, the Company entered into a non-binding purchase and sale agreement (“PSA”) with a third party to purchase the Company’s undivided interest in the Midlothian land parcel for $3.6 million. On June 18, 2015, the Company amended the terms of the PSA with the third party, reducing the sale price to $3.4 million and assigning all its rights, title and interest in the escrow funds to the third party purchaser. This sale is expected to close on or before October 15, 2015.

As a result of the modified terms of the PSA, the Company recorded a $0.8 million impairment charge during the three and six months ended June 30, 2015. For the three and six months ended June 30 2014, the Company did not recognize any impairment charges related to its real estate assets held for sale.

Real estate assets held for sale or sold subsequent to January 1, 2014

The Company’s real estate assets sold subsequent to January 1, 2014 include the following:

Property Name	Location	Date Sold or Disposed
Operating Property
Post Oak	Louisville, Kentucky	July 11, 2014

Land Investments
Venetian	Fort Myers, Florida	October 17, 2014
The Estates at Maitland (“Maitland”)	Maitland, Florida	October 17, 2014
Millenia Phase II (“Millenia II”)	Orlando, Florida	October 17, 2014
Sunnyside	Panama City, Florida	October 17, 2014

Operating Property

In May 2014, the Company committed to a plan to actively market the Post Oak operating property and on July 11, 2014, the Company completed that sale. The net cash proceeds were approximately $7.8 million and the Company recognized a gain of approximately $0.4 million.

Land Investments

During the six months ended June 30, 2014, the Company committed to a plan to actively market for sale the Venetian, Midlothian and Maitland Land Investments. Also, in March 2014, upon completion of foreclosure proceedings, the Company committed to a plan to actively market for sale the Sunnyside Land Investment (see also Note A).

On October 17, 2014, the Company executed and closed on an agreement with the holders of the Class A preferred stock to redeem all 309,130 shares outstanding in exchange for the transfer of title to all of the Company’s Land Investments except for the Midlothian Land Investment, in which the Company retained all rights and interests, plus a cash payment of $5.0 million.

The Company’s loss from real estate assets held for sale or disposition which is included in net loss on the condensed consolidated statements of operations for the three and six months ended June 30, 2015 and 2014 is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2015	2014	2015	2014
Total property revenues	$—	$298	$—	$592
Total expenses	(7)	(272)	(13)	(776)
Impairment associated with land holdings	(790)	—	(790)	—

Income (loss) from real estate assets held for sale or disposition	$(797)	$26	$(803)	$(184)

There were no real estate assets disposed of during the six months ended June 30, 2015.

NOTE K – SUBSEQUENT EVENTS

None – other than the amended complaint filed on July 15, 2015 as described in “Note H – Commitments and Contingencies – Legal Proceedings”.